PKF

Accountants &

Business Advisers

April 23, 2007

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements that we understand China Junlian Integrated Surveillance, Inc. will include under Item 4 of its Form 8-K report it will file regarding the recent change of its principal independent accountants.  We agree with the statements made regarding our firm.  We have no basis to agree or disagree with other statements made under Item 4.

Yours faithfully,

/s/ PKF

PKF

Certified Public Accountants

Hong Kong